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                                                                    EXHIBIT 10.5

 SUMMARY OF COMPENSATION FOR SALLY FRAME KASAKS, INTERIM CHIEF EXECUTIVE OFFICER

During her period of service as Interim Chief Executive Officer, Ms. Kasaks will receive a base salary of $87,500 per month, or $1,050,000 on an annualized basis, plus an annual bonus, if any, based on the Company's performance. Ms. Kasaks will also be reimbursed for costs incurred in connection with her relocation to Southern California in service of the Company, including rent and utilities for a local residence, use of a car, and travel for her and her spouse to and from their primary residence in Vermont. While in her role as Interim Chief Executive Officer, Ms. Kasaks will not receive any equity-based awards, but will be entitled to receive general employee benefits such as medical, dental, vision, basic and supplemental life and disability insurance.